Exhibit 4.4

                         TRUE NORTH COMMUNICATIONS INC.

              (formerly Foote, Cone & Belding Communications, Inc.)

                       OUTSIDE DIRECTOR STOCK OPTION PLAN

         1. Purpose and Eligibility. The purpose of this Outside Director Stock Option Plan (the "Plan") of Foote, Cone & Belding Communications, Inc. (the "Corporation") is to provide an incentive to outside directors of the Corporation to increase stockholder value. The term "outside director" refers to those directors who are not employees of the Corporation or any subsidiary and are not eligible for options under any other option plan of the Corporation.

         2. Administration. The Plan shall be administered by a committee (the "Committee") of three employee directors appointed by the Board of Directors of the Corporation. Grants of stock options under the Plan and the terms of the options shall be in accordance with Sections 4 and 5 herein. However, the Committee may establish rules and regulations for the administration of the Plan and interpret the Plan, including any options issued under the Plan.

         3. Shares Issuable. The shares of the Corporation's common stock which may be the subject of options granted under the Plan shall be made available from the then available shares authorized by the stockholders of the Corporation to be the subject of options under the Corporation's Stock Option Plan as amended and related on May 15, 1991.

         4. Price. The price of the common stock of the Corporation offered to any director under the Plan shall be the average fair market value of the common stock over the ten trading days prior to the date of grant. The date of grant of options granted under Section 5(a) below to existing or new outside directors shall be May 20, 1992 or, as to outside directors elected or appointed after that date, the date of their election or appointment to the Board of Directors. The date of grant of annual options under 5(b) below shall be the date on which the Corporation publicly announces the audited results of operations for the prior year. The date of grant of discretionary options under 5(c) below shall be the date on which Board of Director approval takes place, or as set forth in the respective option agreements.

         5. Stock Option Awards. (a) An option for 2,000 shares of common stock shall be granted to each outside director as of May 20, 1992, and thereafter to each new outside director upon appointment or election to the Board of Directors.

         (b) Options shall be granted annually to each outside director for the whole number of shares of common stock determined with reference to the formula below by dividing the director's total cash compensation for outside director services during the prior year by the fair market value of the common stock determined as provided in Section 4 above. Options granted hereunder shall be in addition to a director's annual retainer. The Corporation's "Net Income" as reflected in the Corporation's audited Consolidated Statements of Income for the relevant year shall be the basis upon which the attainment of the Net Income Growth for such year is determined, except that Net Income for 1991 shall be deemed to have been $18,400,000 for these purposes.

                                                                 Annual Option
                                                                Award as a % of
Net Income Growth over Prior Year                              Cash Compensation
---------------------------------                              -----------------
Less than 5%.........................................                   0%
5%, but less than 7.5%...............................                  50%
7.5%, but less than 12.5%............................                  100%
12.5% or more........................................                  200%

         (c) Discretionary options may be granted to outside directors from time to time as recommended by the Committee and approved by the Board of Directors.

         6. Time of Exercise and Expiration of Options. Each option granted under 5(a) or 5(b) of the Plan shall be exercisable as to one-third of the shares of common stock subject to such option on the date of grant of the option, as to an additional one-third of the shares of common stock subject to such option on each of the first and second anniversary of the date of grant of the option. Options granted under 5(c) of the Plan shall be exercisable as recommended by the Committee and approved by the Board of Directors. Any option granted under the Plan shall by its terms expire no later than ten (10) years after the date of its grant.

         7. Notice of Grant. When any grant of an option is made under the Plan, the outside director shall be promptly notified of such grant. As soon thereafter as practicable a formal option agreement shall be executed by and between the Corporation and such outside director.

         8. Action to Prevent Dilution. If any change is made in the stock subject to the Plan by reason of a stock dividend, stock split-up, merger, consolidation, recapitalization or other change in corporation structure, appropriate actions shall be taken by the Committee as to the number of shares and price per share of the stock subject to any option granted hereunder in order to prevent dilution.

         9. Ceasing to be a Director. In the event that an outside director shall cease to be a director for any other reason other than removal of such director for cause, all then outstanding options granted to such director hereunder shall expire one year thereafter, except that such period shall be extended to one year from the date of death or incapacity. The optionholder or a personal representative or designated beneficiary may exercise the option to the extent the option is exercisable at the date the optionholder ceases to be a director.

         10. Manner of Exercise. Each exercise of an option granted hereunder shall be made by the delivery by the optionholder or a personal representative or designated beneficiary of written notice of such election to the Corporation, together with full payment in cash or in shares of the Corporation, or a combination of the two.

         11. Assignment and Designation of Beneficiary. Options shall be exercisable during the lifetime of the optionholder only by the optionholder. Options may not be assigned, pledged or hypothecated in any way, shall not be subject to execution, and shall not be transferable by the optionholder otherwise than by will or the laws of descent and distribution or a designated beneficiary in the event of the optionholder's death. A optionholder may file with the Corporation a written designation of one or more persons as such optionholder's beneficiary or beneficiaries (both primary and contingent) in the event of the optionholder's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option.

         Each beneficiary designation shall become effective only when filed in writing with the Corporation during the optionholder's lifetime on a form prescribed by the Corporation. The spouse of a married optionholder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Corporation of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a optionholder fails to designate a beneficiary, or if all designated beneficiaries of an optionholder predecease the optionholder, then each outstanding option hereunder held by such optionholder, to the extent exercisable, may be exercised by such optionholder's executor, administrator, legal representative or similar person.

         12. Liquidation. Upon the complete liquidation of the Corporation, any unexercised options heretofore granted under the Plan shall be cancelled.

         13. Governing Law. Options granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Delaware.

         14. Amendment and Construction. The Board of Directors may supplement, amend, suspend or discontinue the Plan at any time subject to any required stockholder approval, and provided that the Plan shall not be amended in a manner which would result in the Plan failing to comply with Rule 16b-3(c)(2) under the Securities Exchange Act of 1934, and provided further that no unexercised option granted under this Plan may be altered or cancelled, except in accordance with its terms, without the written consent of the optionholder.

         15. Effective Date and Term of the Plan. The Plan shall take effect on the date of adoption by the stockholders of the Corporation. No stock option shall be granted hereunder after the expiration of nine (9) years from the date of adoption of the Plan by the stockholders of the Corporation.